Tatum™
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PERMANENT PLACEMENT AGREEMENT

December 26, 2007

Milos Djokovic, CEO
Zi Corporation
840 7th Ave SW, Suite 2100
Calgary, Alberta T2P 3G2

Dear Milos:

This letter sets forth the agreement between Zi Corporation (the "Client") with respect to Tatum, LLC's ("Tatum") assistance with the placement of Blair Mullin, a Tatum Partner, as the full-time, permanent Chief Financial Officer of the Client (the "Services"). Client acknowledges and agrees that Mr. Mullin will remain a Tatum Partner during his tenure as the Chief Financial Officer of Client. Further, Client acknowledges that as a Partner in Tatum, Mr. Mullin may have access to certain intellectual capital of Tatum and that Mr. Mullin may use such intellectual capital in connection with his responsibilities as Chief Financial Officer of Client. Notwithstanding the foregoing, Client acknowledges and agrees that Tatum has no obligation to provide Client or Mr. Mullin with access to Tatum's intellectual capital and that Tatum has no duties, responsibilities, or obligations to Client or Mr. Mullin in connection with Mr. Mullin's employment relationship with the Client other than the placement Services provided under this Agreement. Tatum will have no supervision, direction or control over Mr. Mullin with respect to the services provided by Mr. Mullin to Client.

Fees. In consideration for the Services provided, upon the execution of this Agreement, Client shall pay Tatum a one time fee equal to $84,000.

Interim Services Agreement. The parties acknowledge and agree that effective as of December 30, 2007 that certain Interim Executive Services Agreement, dated August 11, 2006, by and between Tatum and Client (the "Interim Agreement") is hereby terminated and shall be of no further force and effect except for those provisions of the Interim Agreement that survive termination, including any outstanding payment obligations of the Client under the Interim Agreement.

Disclaimers and Limitation of Liability. Tatum disclaims all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, Tatum makes no representations or warranties with respect to Mr. Mullin, including Mr. Mullin's qualifications or the services to be provided by Mr. Mullin to Client, or any Tatum intellectual capital Mr. Mullin may use in connection with the services he provides to Client.

The liability of Tatum in any and all categories and for any and all causes arising under this agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed $5,000. In no event will Tatum be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill.

Tatum™
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Client agrees to indemnify Tatum and Mr. Mullin to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys' fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with Mr. Mullin's services to Client.

Miscellaneous. This agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter. This agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws provisions. Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.

Please sign below and return a signed copy of this agreement to indicate Client's agreement with its terms and conditions. We look forward to serving you.

Sincerely,

Tatum, LLC

Charles R. Gottschalk,
Managing Partner, Pacific NW

Accepted and agreed to by:

Zi Corporation

Authorized Signature: ____________________

Title: CEO

Date: December 31, 2007